Exhibit 5.2

Our ref         705021/38100425

Pavonia Limited, as the general partner of the Partnership (as defined below)

PO Box 309

Ugland House

Grand Cayman

KY1-1104

Cayman Islands

23 September 2015

Dear Sirs

Safari Cayman L.P. (the “Partnership”)

We have acted as Cayman Islands counsel to Pavonia Limited, the Partnership’s general partner (the “General Partner”), a foreign company incorporated in the Republic of Singapore and registered as a foreign company in the Cayman Islands, and the Partnership to provide this legal opinion in connection with the General Partner’s and the Partnership’s registration statement on Form S-4, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933 (the “Act”), as amended, (File No. 333-205938) (the “Registration Statement”) in respect of the proposed merger (the “Merger”) between Avago Technologies Limited and Broadcom Corporation and, in connection with the Merger, the related admission of certain limited partners to the Partnership and whose limited partnership interests will be represented by exchangeable limited partnership units in the Partnership (the “Restricted Exchangeable Units”) pursuant to the Partnership Agreement (as defined below). This opinion is given in accordance with the terms of the Legal Matters section of the Form S-4.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The certificate of registration dated 26 May 2015 of the General Partner as a foreign company under Part IX of the Companies Law (2013 Revision) (the “Companies Law”).

1.2	The certificate of registration of the Partnership as an exempted limited partnership under section 9 of the Exempted Limited Partnership Law, 2014 (the “Law”) dated 27 May 2015.

1.3	The statement signed on behalf of the General Partner pursuant to section 9(1) of the Law relating to the Partnership.

1.4	The initial exempted limited partnership agreement of the Partnership dated 26 May 2015 between the General Partner and the initial limited partner named therein (the “Initial LPA”).

1.5	The form of amended and restated limited partnership agreement in the form as set out in Annex D of the Registration Statement between the General Partner and each of the limited partners named therein (the “Limited Partners” and, together with the General Partner, the “Partners”) (the “Partnership Agreement”).

Maples and Calder

PO Box 309 Ugland House Grand Cayman KY1-1104 Cayman Islands

Tel +1 345 949 8066 Fax +1 345 949 8080 maplesandcalder.com

1.6	A certificate of good standing in relation to the General Partner issued by the Registrar of Companies dated 31 August 2015.

1.7	A certificate of good standing in relation to the Partnership issued by the Registrar of Exempted Limited Partnerships dated 31 August 2015 (together with the certificate of good standing in relation to the General Partner, referred to as the “Certificates of Good Standing”).

1.8	The Registration Statement.

1.9	The Agreement and Plan of Merger, dated as of May 28, 2015 (as amended, the “Merger Agreement”), among the General Partner, the Partnership and the other parties thereto.

1.10	Such other documents and matters as we have determined necessary or appropriate to render this opinion and reasonably available to us, subject to the assumptions, limitations and qualifications stated herein.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. The opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy and confirmations contained in the Certificates of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Where the Partnership Agreement has been provided to us in draft or undated form, it will be duly executed, dated and unconditionally delivered by all parties thereto in materially the same form as the last version provided to us and, where we have been provided with successive drafts of the Partnership Agreement marked to show changes to a previous draft, all such changes have been accurately marked.

2.2	Copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.3	All signatures, initials and seals are genuine.

2.4	The Restricted Exchangeable Units will be issued in accordance with the terms of the Merger Agreement and the Partnership Agreement and all the representations and warranties included in the Merger Agreement are and continue to be true and correct and all the representations and warranties in the Partnership Agreement will be true and accurate at the time of execution.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion letter.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

Maples and Calder

PO Box 309 Ugland House Grand Cayman KY1-1104 Cayman Islands

Tel +1 345 949 8066 Fax + 1 345 949 8080 maplesandcalder.com

3.1	The Partnership has been duly formed and registered and is validly existing and in good standing as an exempted limited partnership under the laws of the Cayman Islands.

3.2	Upon the valid execution and unconditional delivery by the General Partner and each of the Limited Partners of the Partnership Agreement (in accordance with all relevant laws, other than, with respect to the General Partner, the laws of the Cayman Islands), and fulfilment of the conditions to admittance as a limited partner as set out in the Partnership Agreement and upon the relevant entries being made in the register of limited partnership interests, each Limited Partner shall be duly admitted as a limited partner and the Restricted Exchangeable Units representing such limited partner interests pursuant to the Partnership Agreement shall have been duly and validly issued as fully paid and non-assessable in accordance with the Partnership Agreement.

4	Qualifications

4.1	Under the Law, the register of partnership interests of a Cayman Islands exempted limited partnership is by statute regarded as prime facie evidence of any matters which the Law directs or authorises to be inserted therein. A third party interest in the Restricted Exchangeable Units would not appear in such register.

4.2	Notwithstanding registration, an exempted limited partnership is not a separate legal person distinct from its partners. An exempted limited partnership must act through its general partner and all agreements and contracts must be entered into by or on behalf of the general partner (or any agent or delegate of the general partner) on behalf of the exempted limited partnership. References in this opinion letter to the “Partnership” taking any action (including executing any agreements) should be constructed accordingly.

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the General Partner either acting in its own capacity or on behalf of the Partnership in any of the documents or instruments cited in this opinion letter or otherwise with respect to the commercial terms of the transactions the subject of this opinion letter.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion is addressed to you and may be relied upon by you and your counsel. The opinions in this opinion letter are limited to the matters detailed herein and are not to be read as opinions with respect to any other matter.

Yours faithfully

/s/ Maples and Calder

Maples and Calder

Maples and Calder

PO Box 309 Ugland House Grand Cayman KY1-1104 Cayman Islands

Tel +1 345 949 8066 Fax +1 345 949 8080 maplesandcalder.com

3